Exhibit 99.1

PCTEL’s Marty Singer to Retire as Chairman and Chief Executive Officer

David Neumann to Become CEO in 2017

Bloomingdale, Ill. – September 14, 2016 -- PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today that Marty Singer, PCTEL’s Chairman and CEO since 2001, will step down on January 2, 2017 and  serve as Vice Chair until his retirement later in the year.  David Neumann, who currently leads PCTEL’s RF Solutions business as its Senior Vice President and General Manager, will become the company’s CEO in January.  Steve Levy, a current Director, will serve as PCTEL’s Chairman at that time.  Jeff Miller, currently the Senior Vice President of Global Sales and Services for RF Solutions, will succeed Neumann as its General Manager.

“It has been an honor to be part of the management team at PCTEL and I am proud of the team and the business that we have built together.  We have been planning our executive succession for some time as it is vital to the company’s future to have an orderly transition to new leadership.  I will be focusing on that transition over the next few months,” said Marty Singer, PCTEL’s Chairman and CEO.  “The Board and I have complete confidence in David who has proven his leadership abilities and is an industry expert.   David will be supported by an outstanding management team and a great board as he takes PCTEL to the next level,” added Singer.

“This is an exciting opportunity and I want to thank Marty and our Board for their vote of confidence,” said David Neumann, PCTEL’s Senior Vice President and General Manager, RF Solutions.  “I look forward to finishing the year with positive momentum and working with Marty and the Board on a smooth transition to my new role,” added Neumann.

“Over the past 18 months, the PCTEL Board of Directors has been working closely with Marty on succession and his retirement plans.  We are pleased that that effort will result in an orderly transition and the promotion of David Neumann to CEO.  We have been impressed with David’s ability to build global sales organizations, integrate new businesses into the company, and launch new and exciting products,” said Brian Jackman, PCTEL’s Lead Independent Director.  “The Board is grateful to Marty for his active support of David’s transition, his strong leadership of PCTEL over many years and his agreement to serve as Vice Chair next year,” added Jackman.

Mr. Neumann, who has spent his career in wireless test and measurement, joined PCTEL in 2009.  Since then, he built the China and APAC sales organization for RFS, introduced the IBflex®, SeeWave® and new SeeHawk® products. Neumann has integrated in-building engineering services and data analytics into the organization and has been involved in multiple acquisitions.  Neumann holds an electrical engineering degree (BSEE) from Penn State and an MBA from the University of Chicago.

Singer served as a director for the company in 1999 prior to being appointed as non-executive Chairman in early 2001.  Later that year, the Board asked him to lead PCTEL as its Chairman and CEO.  Singer led PCTEL’s transition from a supplier of soft analog modems to a global provider of wireless products and services.  The company is the leading provider of GPS and broadband antennas for private wireless networks and the industry leader in scanning receivers for cellular test and measurement.  During Singer’s tenure the company completed several transactions, including the acquisition of engineering services operations, multiple antenna companies and product lines, mobile software products, cellular test tools and cloud-based, analytic products.  To fund these transactions, the company generated $130 million from the divestiture of its connectivity software operation and the divestiture of its soft modem line and associated IP licensing agreements.  The company has grown from $3.2 million to approximately $25 million in quarterly product revenue since 2003 and now employs nearly 500 employees.

About PCTEL

PCTEL, a global provider of RF expertise, delivers Performance Critical Telecom solutions to the wireless industry. PCTEL benchmarks and optimizes wireless networks with its data tools, engineering services, and RF products. PCTEL's antennas and site solutions are vital elements for networks serving SCADA, fleet management, health care, public safety, and education.

PCTEL's RF Solutions products and services improve the performance of wireless networks globally. PCTEL's performance critical products include its SeeGull MXflex®, IBflex®, and EXflex® scanning receivers. PCTEL tools also include CW transmitters, signal analyzers, and the SeeWave interference locating system. PCTEL's SeeHawk® software portfolio includes SeeHawk® Touch, SeeHawk® Collect, SeeHawk Engage™, SeeHawk Engage+™, SeeHawk Engage™ Lite, SeeHawk™ Studio, and SeeHawk™ Analytics. PCTEL provides specialized staffing, interference management and performance critical RF engineering services for wireless networks.

PCTEL Connected Solutions designs and delivers performance critical antennas and site solutions for public and private wireless networks globally. PCTEL's performance critical antenna solutions include high rejection and high performance GNSS products and innovative broadband LTE and Wi-Fi solutions for fixed and mobile applications, including transit, in-building, and small cell networks. In addition, PCTEL provides a broad portfolio of LMR and Yagi antennas. We leverage our design, logistics, and support capabilities to deliver performance critical antenna and site solutions into carrier, railroad, utility applications, oil and gas, and other vertical markets.

PCTEL's products are sold worldwide through direct and indirect channels. For more information, please visit the company's web sites: pctel.com, antenna.com, or rfsolutions.pctel.com

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For further information contact:

Matt Selinger

Investor Relations for PCTEL, Inc

Three Part Advisors, LLC

817-310-8776